Morrill & Associates, LLC

Certified Public Accountants

1448 North 2000 West, Suite 3

Clinton, Utah 84015

801-820-6233 Phone; 801-820-6628 Fax

July 22, 2014

Office of the Chief Accountant

Securities and Exchange Commission

450 West Fifth Street N.W.

Washington DC 20549

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 3, 2013, with respect to the financial statements as of December 31, 2012 and the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2012 and for the period from inception on March 5, 2005 through December 31, 2012, to be included in the filing of the Form 10-K of Uplift Nutrition, Inc.

Sincerely,

/s/ Morrill & Associates

Morrill & Associates